Exhibit 10 (am)

FIRST INDIANA CORPORATION

2004 EXECUTIVE COMPENSATION PLAN

2006-2008 LONG-TERM INCENTIVE PROGRAM

Deferred Share Agreement

DS NO.

             Shares

First Indiana Corporation (the “Corporation”) and its Subsidiaries (collectively, the “Employers”) hereby award Deferred Shares of the Corporation’s Common Stock to                              (the “Grantee”) upon the following terms and conditions.

1. Reference to the 2004 Executive Compensation Plan and the 2006-2008 Long-Term Incentive Program. This agreement and the award of Deferred shares is made under and is subject to the First Indiana Corporation 2004 Executive Compensation Plan (the “Plan”) and the 2006-2008 Long-Term Incentive Program (the “Program”). Copies of the Plan and the Program are attached and incorporated herein by reference.

2. Definitions. The following terms shall have the following meanings, unless a different meaning is plainly required by the context:

“Bank” means First Indiana Bank, N.A., a wholly-owned Subsidiary of the Corporation.

“Committee” means the Compensation and Governance Committee or its equivalent.

“Date of Grant” means January 17, 2006, the date as of which the Deferred Shares awarded by this Agreement are being awarded.

“Deferred Shares” mean the shares of Common Stock to which the Grantee may become entitled under this Agreement, including any shares of Common Stock or other securities distributed in respect thereof, by reason of an adjustment provided for in Section 9 below.

“Disability” means, with reference to any termination of the Grantee’s Continuous Service as an employee of the Employers, any physical or mental impairment of the Grantee that qualifies the Grantee for disability benefits under the terms of the long-term disability plan of the Grantee’s Employer in effect at the time of such termination and that is expected to last at least 12 months from the date of such termination or to result in death within such period of 12 months.

“Qualifying Circumstance” means, with reference to an interruption or termination of the Grantee’s Continuous Status as an employee of the Employers, an interruption or termination that occurs due to the Grantee’s death or Disability.

“Performance Goals” refer to the performance goals that are established in accordance with the Program.

“Performance Period” means the period commencing on January 1, 2006, and ending on December 31, 2008.

“Restricted Period” means the period commencing on the Date of Grant and ending on December 31, 2008, or on such earlier date as the Committee may determine pursuant to Section 4.

Further, any other capitalized term used in this Agreement shall have the meaning as ascribed to it in the Plan.

3. Deferred Share Award. The Employers hereby award to the Grantee the right to receive                                          shares of Common Stock, subject to the terms and conditions of the Plan and the Program, and subject to the terms and conditions set forth in this Agreement. The Corporation shall establish and maintain a bookkeeping account for the Grantee to record the Deferred Shares and transactions and events affecting such Deferred Shares. The Deferred Shares and other items reflected in the account will represent only bookkeeping entries by the Corporation to evidence unfunded obligations of the Corporation.

4. Restrictions on Transfer. The Deferred Shares will vest and become issuable at the expiration of the Restricted Period, subject to the provisions of Sections 5, 6 and 8. Unless and until such time as the restrictions specified in this Agreement no longer apply, the Grantee may not sell, assign, transfer, pledge or otherwise encumber his rights under this Agreement. The Committee shall have the authority to waive the provisions of Sections 5 and 6 and to shorten the Restricted Period as to any or all of the Deferred Shares and cause the Deferred Shares to vest at an earlier date, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or by reason of other changes and circumstances occurring after the Date of Grant.

5. Forfeiture Upon Termination of Continuous Status. If the Grantee’s Continuous Status with the Employers terminates during the Restricted Period otherwise than by reason of a Qualifying Circumstance, this Award shall be forfeited and cancelled. If the Grantee’s Continuous Status terminates during the Restricted Period by reason of a Qualifying Circumstance, the Committee, within 90 days after such termination, may declare the Grantee to be vested as to a fraction of this Award, the numerator of which is the number of full calendar months in the Performance Period prior to such termination in which the Grantee maintained Continuous Status, and the denominator of which is 36, provided the Performance Goals ultimately are attained. The remainder of this Award, or all of this Award if the Performance Goals ultimately are not attained, shall be forfeited and cancelled, notwithstanding the fact that such termination was by reason of a Qualifying Circumstance. If the Grantee, in connection with a Change in Control, ceases to be a director, officer, employee or Consultant of the Employers and becomes a director, officer, employee or Consultant of the successor to an Employer or an affiliate of such successor, the Grantee’s Continuous Status shall not be deemed to have terminated. The Grantee’s Continuous Status shall be deemed to terminate before the end of the Restricted Period, even if it does not actually so terminate, if, before the end of the Restricted Period, and before the occurrence of a Change of Control, (i) the Grantee gives notice to the Grantee’s Employer or Employers of the termination of the Grantee’s association with the Employers in all capacities as a director, officer, employee or Consultant effective as of a date before or within 60 days after the end of the Restricted Period, (ii) the Grantee takes any action, such as accepting another position, that indicates the Grantee definitely plans to terminate the Grantee’s association with the Employers before or within 60 days after the end of the Restricted Period, or (iii) the Grantee’s Employer or Employers give notice to the Grantee that the Grantee’s association with Employers in all capacities as a director, officer, employee or Consultant is being terminated as of a date prior to or within 30 days after the end of the Restricted Period. The provisions of this section are subject to any contrary provisions of Section 10 below regarding the vesting of part or all of this Award in certain events involving a Change of Control.

6. Forfeiture Upon Failure to Meet Performance Goals. If the Committee determines that the Performance Goals under the Program cannot be or were not attained, this Award shall be forfeited.

7. Grantee’s Rights as Stockholder; Voting; Dividends. Grantee’s Rights as Stockholder; Voting; Dividends. Unless and until this Award vests and shares of Common Stock are issued to the Grantee in satisfaction of this Award, the Grantee shall not have the voting rights of a shareholder in respect of the Deferred Shares. However, cash dividends or dividend equivalents may be paid on the Deferred Shares in accordance with the Program and at the direction of the Committee and to the extent the Deferred Shares become vested.

8. Certification of Committee and Delivery of Shares. Except as otherwise provided in Section 10, the Deferred Shares shall not become vested unless the Committee determines and certifies that the Performance Goals established for the Program have been attained. If the Committee makes such certification, the Corporation shall deliver to the Grantee a certificate for the number of shares of Common Stock represented by the Deferred Shares.

9. Adjustments for Changes in Capitalization of the Corporation. In the event of any change in the outstanding shares of Common Stock subsequent to the date of this Agreement by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporation structure of the Corporation or in the shares of Common Stock, the number and class of Deferred Shares covered by this Agreement shall be adjusted to account for such change.

10.	Effect of Change of Control.

(a) If a Change of Control occurs more than four months before the end of the Restricted Period, the Grantee may elect to become vested in respect of a fraction of the Deferred Shares, the numerator of which is the number of full calendar months in the Performance Period prior to the effective date of such Change of Control in which the Grantee maintained Continuous Status, and the denominator of which is 36, in lieu of continuing the Grantee’s participation in the Program for the remainder of the Restricted Period. Such an election must be made in writing to the Committee within 30 days after the occurrence of such Change of Control and no later than four months before the end of the Restricted Period. If such election is made, distribution of unrestricted shares under Section 9 shall be made within 15 days after the later of the occurrence of such Change of Control or the delivery of such writing. If such an election is made, the Grantee shall forfeit the remainder of the Deferred Shares, regardless of whether the Performance Goals ultimately are attained, unless subsection 11(b) applies. If the Grantee terminates employment within 30 days after the occurrence of a Change of Control that occurs more than four months before the end of the Restricted Period, the Grantee shall be deemed to have made and perfected an election under this subsection at the time of such termination of employment.

(b) If a Change of Control occurs after the beginning but before the end of the Restricted Period, then the Grantee shall become vested in respect of all of the Deferred Shares, regardless of whether the Performance Goals ultimately are attained, in each of the following events:

(i) Upon or in connection with such Change of Control, a successor acquires substantially all of the assets and business of the Corporation or the Bank (A) without assuming (directly or through an affiliate) the Plan, the Program and this Agreement in respect of the Grantee or (B) if a written employment agreement between the Grantee and the Corporation or a subsidiary is in effect or becomes effective at the time of such Change of Control, without earlier (I) assuming or agreeing to honor such agreement for the balance of the term thereof or (II) entering into a new written employment agreement with the Grantee which amends or supersedes such agreement.

(ii) Upon or after such Change of Control, and prior to the end of the Restricted Period, the Corporation, any Subsidiary or a successor to the Corporation or any Subsidiary terminates the Grantee’s employment without Cause prior to the end of the term provided for in any written employment agreement between the Grantee and the Corporation or such Subsidiary or successor that is in effect or becomes effective upon such Change of Control or in any new written agreement between the Grantee and the Corporation of such Subsidiary or successor which amends or supercedes any such agreement.

11. Delivery and Registration of Shares of Common Stock. The Corporation’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Grantee or any other person to whom such shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, State or local securities legislation. The Corporation shall not be required to deliver any shares under this Agreement prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Common Stock may then be listed and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

12. Withholding Tax. Upon vesting of the Deferred Shares, the Grantee’s Employer shall have the right to require the Grantee or other person receiving the shares of Common Stock to pay such Employer the amount of any taxes which it is required to withhold with respect to the Deferred Shares or, in lieu thereof, to retain, or sell without notice, a sufficient number of the Deferred Shares to cover the amount required to be withheld.

13. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing. Notices to the Employers shall be delivered to the President of the Corporation, or shall be left for or mailed to the President at the main office of the Corporation, and shall be deemed effectively given when delivered or left or, if mailed, when received at the main office. Notices to the Grantee shall be mailed and shall be deemed effectively given five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the last address provided by the Grantee to the Corporation.

14. Plan and Plan Interpretations as Controlling. This Award and the terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, which is controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any question arising hereunder or under the Plan.

15. Award Not a Service Contract. This Award is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue in the service of the Corporation or any Subsidiary, or on the part of the Corporation or any Subsidiary to continue the Grantee in its service.

16. Grantee Acceptance. The Grantee shall signify his acceptance of the terms and conditions of this Agreement by signing on the space provided below and returning a signed copy hereof to the Corporation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of                     , 2006.

FIRST INDIANA CORPORATION

By:

Robert H. Warrington, President & CEO

“Corporation”

FIRST INDIANA BANK, N.A.

By:

Robert H. Warrington, President & CEO

“Bank”

ACCEPTED:

(Street Address)

(City, State & Zip Code)

“Grantee”